SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): March 24, 2005

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On March 24, 2005, we reached an agreement with Hans Ploos van Amstel regarding the terms of his employment as Senior Vice President and Chief Financial Officer of Levi Strauss & Co, effective March 7, 2005. Prior to his new position, Mr. Ploos van Amstel served as Vice President of Finance and Operations for Levi Strauss & Co. Europe. Pursuant to the terms of the offer letter, Mr. Ploos van Amstel will receive a base salary at an annual rate of not less than $500,000, and will be eligible to participate in our Annual Incentive Plan, at a target participation rate of 65% of salary, and our 2005 Long-Term Incentive Plan, at a target participation amount of $700,000. In addition, Mr. Ploos van Amstel will receive an initial bonus of $300,000, which must be repaid on a pro rata basis in the event he resigns voluntarily within 12 months of the date he began serving in his new role with the company. Mr. Ploos van Amstel will receive certain other benefits under the terms of the offer letter, including healthcare benefits, reimbursement of expenses associated with the relocation of his household from Belgium to San Francisco, California, and benefits under the various executive perquisite programs available to similarly ranked executives, and will also be eligible for participation in our Senior Executive Severance Plan. Mr. Ploos van Amstel’s employment is at-will, and may be terminated by us or by Mr. Ploos van Amstel at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: March 30, 2005	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller